Exhibit 99.1

DocGo Announces First Quarter 2023 Results

Company Reiterates 2023 Revenue Guidance of $500-$510 million and Adjusted EBITDA1 Guidance of $45-$50 million

NEW YORK, NY, May 8th, 2023 – DocGo Inc. (Nasdaq: DCGO), a leading provider of last-mile mobile health services today announced financial and operating results for the quarter ended March 31, 2023.

Q1 2023 Financial Highlights

●	Total revenue, net for the first quarter of 2023 was $113.0 million, compared to $117.9 million in the first quarter of 2022, a decrease of 4.2%. Excluding mass COVID testing revenue from both periods, revenue increased 40.2% from year ago levels. First quarter 2023 revenue included approximately $1 million of mass COVID testing revenue, and first quarter 2022 revenue included approximately $38 million of mass COVID testing revenue.

●	DocGo’s current backlog,[2] defined as contracts which have been awarded but not fully rolled out, increased to $205 million in total contract value over approximately three years. As of our last report on March 13, 2023, the backlog was $180 million.

●	Doubled the total number of active RFPs (Requests for Proposal), representing approximately $1.5 billion in lifetime contract value, since our last report on March 13th, 2023. None of these RFPs are included in our current guidance as they have not yet been decided.

●	Gross margin for the first quarter of 2023 was 28.1%, compared to the gross margin in the first quarter of 2022 of 33.9%. Gross margin declined more than expected in January and February due to an accelerated new project launch with a major customer and was followed by a greater rebound than expected in March and subsequent to quarter end.

●	Mobile Health revenue for the first quarter of 2023 was $72.9 million, compared to $90.1 million for the first quarter of 2022, representing a decline of 19%. Excluding mass COVID testing revenue from both periods of approximately $1 million and approximately $38 million, respectively, revenue increased 38% from year ago levels.

●	Transportation Services revenue in the quarter was $40.1 million compared to $27.8 million for the first quarter of 2022, an increase of 44%.

●	Net loss was $3.9 million for the first quarter of 2023 compared to net income of $9.4 million for the first quarter of 2022.

●	Adjusted EBITDA[3] was $5.6 million for the first quarter of 2023 compared to $13.6 million for the first quarter of 2022. Adjusted EBITDA in the first quarter of 2022 was positively impacted by approximately $38 million of non-recurring mass Covid testing revenue. Adjusted EBITDA was partially negatively impacted in January and February of 2023 due to an accelerated new project launch with a major customer.

●	As of March 31, 2023, the Company held total cash and cash equivalents, including restricted cash, of $127.5 million, compared with total cash and cash equivalents, including restricted cash, of $164.1 million as of December 31, 2022. Cash and cash equivalents, including restricted cash, as of March 31, 2023 was impacted by the timing of payments of certain receivable balances with high credit quality customers that have since been collected.

Select Corporate Highlights

●	Announced partnership with Redirect Health to deliver affordable, on-demand urgent mobile healthcare to Redirect Health Patients in New Jersey and New York.

●	Through both organic and inorganic means, DocGo currently expects to be providing remote patient and device monitoring for over 50,000 patients by the end of 2023.

●	DocGo activated a Mobile Health contract with the State of Tennessee that is utilizing DocGo’s mobile clinic at Dollar General locations, highlighting an example of DocGo’s ability to combine public and private initiatives to increase access to healthcare.

●	DocGo was awarded a 911 to telemedicine program by FDNY, to provide telemedicine support for select calls, helping to promote effective deployment of emergency resources.

●	DocGo and BioFourmis have partnered to combine BioFourmis’ virtual care approach with DocGo’s in home care delivery model to improve outcomes for their health system customers and patients.

●	DocGo was awarded a large, statewide population health contract covering a substantial number of lives in New York.

2023 Guidance

●	The Company is reiterating its previous guidance ranges.

●	Full-year 2023 revenue is expected to be $500-$510 million, representing growth of approximately 14% to 16% over 2022 revenue on an as-reported basis, or growth of 36% to 40% if non-recurring mass Covid testing revenue of approximately $75 million in 2022 is excluded.

●	Full-year 2023 Adjusted EBITDA[2] is expected to be $45-$50 million.

●	Full-year 2023 gross margin is expected to be approximately 35%.

Anthony Capone, Chief Executive Officer of DocGo, commented, “We are very pleased with our continued operational execution, increase in backlog and growth in our RFP channel during the quarter.  In addition, we recently signed agreements to make our remote patient monitoring, chronic care management and mobile urgent care services available to a major kidney care company, a large durable medical equipment provider and numerous large cardiology practices. These agreements are expected to provide us with access to large pools of qualified Remote Patient Monitoring and Chronic Care Management patients for whom DocGo is uniquely designed to service remotely, driving down payor costs and improving patient outcomes.  We believe that the total addressable market opportunity is substantial, and we are excited to roll out these offerings over the remainder of the year.”

Norm Rosenberg, Chief Financial Officer of DocGo, added, “As expected, we continued to see gross margin pressure in the early part of the first quarter related to startup costs associated with new projects. However, we saw improving margins as the quarter progressed, as our rapid normalization initiatives started to take hold. This gives us confidence in our forecast for sequentially improving quarterly gross margins over the remainder of 2023. Over the past 60 days, we have seen improvements in all of the key focus areas, such as staffing agency labor utilization, overtime rates and rental vehicles. We expect the first phase of our rapid normalization project to be completed by the end of July. Collectively, we expect these measures to help the Company reach our target of a 37% gross margin as we exit 2023.”

1	Adjusted EBITDA is a non-GAAP financial measure. We have not reconciled Adjusted EBITDA outlook to the most comparable GAAP outlook because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide an outlook for the comparable GAAP measure (net income). Forward- looking estimates of Adjusted EBITDA are made in a manner consistent with the relevant definitions and assumptions noted herein.
2	The Company defines backlog as projects that have been awarded, but not yet started or fully rolled out.
3	Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on this non-GAAP financial measure and a reconciliation to the most comparable GAAP measure.

Conference call and webcast details:

Monday, May 8th, 5:00pm EDT

1-877-407-0784 (U.S.)

1-201-689-8560 (international)

Conference ID: 13737381

To access the Call me™ feature, which avoids the need to wait for an operator, click here.

The webcast can be accessed under Events on the Investors section of the Company’s website, https://ir.docgo.com/.

About DocGo

DocGo is a leading provider of last-mile mobile health services. DocGo is disrupting the traditional four-wall healthcare system by providing care to patients where and when they need it. DocGo’s innovative technology and dedicated field staff of certified health professionals elevate the quality of patient care and drive business efficiencies for facilities, hospital networks, and health insurance providers. With Mobile Health, DocGo empowers the full promise and potential of telehealth by facilitating healthcare treatment in the comfort of a patient’s home or workplace. Together with DocGo’s integrated Ambulnz medical transport services, DocGo is bridging the gap between physical and virtual care. For more information, please visit www.docgo.com.

Forward-Looking Statements

This announcement contains forward-looking statements (including within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended) concerning DocGo. These statements include, but are not limited to, statements that address our expected future business and financial performance and statements about (i) our plans, objectives and intentions with respect to future operations, services and products, including our transition to non-COVID related services, geographic expansion, rapid normalization initiative, new and existing contracts, M&A activity, workforce growth, leadership transition, cash position and share repurchase program, (ii) our competitive position and opportunities, including our addressable market opportunities and our ability to realize the benefits from our operating model, and (iii) other statements identified by words such as “may”, “will”, “expect”, “intend”, “plan”, “potential”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “predict” “project”, “aim”, “goal”, “outlook”, “guidance”, “design” and similar words, phrases or expressions. These forward-looking statements are based on management’s current expectations and beliefs, as well as assumptions made by, and information currently available to, management, and current market trends and conditions. Forward-looking statements inherently involve risks and uncertainties, many of which are beyond our control, and which may cause actual results to differ materially from those contained in our forward-looking statements. Accordingly, you should not place undue reliance on such statements. Particular uncertainties that could materially affect current or future results include possible accounting adjustments made in the process of finalizing reported financial results; any risks associated with global economic conditions and concerns; the effects of global outbreaks of pandemics or contagious diseases or fear of such outbreaks, such as the COVID-19 coronavirus pandemic; competitive pressures; pricing declines; rates of growth in our target markets; our ability to improve gross margins; cost-containment measures; legislative and regulatory actions; the impact of legal proceedings and compliance risks; the impact on our business and reputation in the event of information technology system failures, network disruptions, cyber-attacks, or losses or unauthorized access to, or release of, confidential information; and the ability of the Company to comply with laws and regulations regarding data privacy and protection. We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The following information provides definition and reconciliation of the non-GAAP financial measure presented in this earnings release to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The Company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in this earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this earnings release. The non-GAAP financial measure in this earnings release may differ from similarly titled measures used by other companies.

Adjusted EBITDA

Adjusted EBITDA is considered a non-GAAP financial measure under the Securities and Exchange Commission’s (“SEC”) rules because it excludes certain amounts included in net income (loss) calculated in accordance with GAAP. Specifically, Adjusted EBITDA is arrived at by taking reported GAAP Net Income and adding back the following items: net interest expense/ (income), Provision/(benefit) for income taxes, depreciation and amortization, other (income)/expense, non-cash equity-based compensation and certain other non-recurring expenses consisting of expenses incurred in relation to the Company’s merger with Motion in 2021, certain one-time legal settlements and certain one-time expenses incurred in connection with acquisitions, beyond those that are typically incurred. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating DocGo’s operating performance, as the calculation of this measure generally eliminates the effect of financing and income taxes and the accounting effects of capital spending and acquisitions, as well as other items of a non-recurring and/or non-cash nature. Adjusted EBITDA is not intended to be a measure of GAAP cash flow, as this measure does not consider certain cash based expenses, such as payments for taxes or debt service. Management believes that using Adjusted EBITDA in conjunction with GAAP measures such as net income assists investors in getting a more complete picture of the Company’s financial results and operations, affording them with a more complete view of what management considers to be the Company’s core operating performance as well as offering the ability to assess such performance as compared with that of prior periods and management’s public guidance. While many companies use Adjusted EBITDA as a performance measure, not all companies use identical calculations for determining Adjusted EBITDA. As such, DocGo’s presentation of Adjusted EBITDA might not be comparable to similarly titled measures of other companies.

The table below reflects the reconciliation of Net Income (Loss) to Adjusted EBITDA for the three ended March 31, 2022 compared to the same period in 2022 (in millions):

(in millions)	Q1
	2022	2023
Net Income/(loss) (GAAP)	$9.4	$(3.9)
(+) Net Interest expense/ (income)	$0.1	$(0.8)
(+) Income Tax	$0.4	$(2.1)
(+) Depreciation & amortization	$2.2	$3.6
(+) Other (income)/expense	$0.1	$(0.1)
EBITDA	$12.2	$(3.3)

(+) Non-cash stock compensation	$1.4	$8.5
(+) Non-recurring expense	$0.0	$0.4

Adjusted EBITDA	$13.6	$5.6

Contacts

Media Contact:

Allison+Partners

DocGo@allisonpr.com

Investor Contacts:

Mike Cole

DocGo

949-444-1341

mike.cole@docgo.com

ir@docgo.com

Steve Halper

LifeSci Advisors

646-876-6455

shalper@lifesciadvisors.com

ir@docgo.com

DocGo Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$120,056,897	$157,335,323
Accounts receivable, net of allowance of $3,780,545 and $7,818,702 as of March 31, 2023 and December 31, 2022, respectively	131,599,567	102,995,397
Assets held for sale	-	4,480,344
Prepaid expenses and other current assets	6,737,378	6,269,841
Total current assets	258,393,842	271,080,905

Property and equipment, net	21,729,460	21,258,175
Intangibles, net	38,939,054	22,969,246
Goodwill	47,668,654	38,900,413
Restricted cash	7,461,821	6,773,751
Operating lease right-of-use assets	9,375,132	9,074,277
Finance lease right-of-use assets	9,170,429	9,039,663
Equity method investment	482,691	597,977
Deferred tax assets	10,973,522	9,957,967
Other assets	3,350,571	3,625,254
Total assets	$407,545,176	$393,277,628

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,028,065	$21,582,866
Accrued liabilities	30,544,082	31,573,031
Notes payable, current	649,808	664,913
Due to seller	27,198,044	26,244,133
Contingent consideration	26,428,272	10,555,540
Operating lease liability, current	2,353,383	2,325,024
Liabilities held for sale	-	4,480,344
Finance lease liability, current	2,773,029	2,732,639
Total current liabilities	108,974,683	100,158,490

Notes payable, non-current	1,272,415	1,236,601
Operating lease liability, non-current	7,315,226	7,040,982
Finance lease liability, non-current	6,061,828	5,914,164
Total liabilities	123,624,152	114,350,237

Common stock ($0.0001 par value; 500,000,000 shares authorized as of March 31, 2023 and December 31,2022; 102,932,174 and 102,411,162 shares issued and outstanding as of March 31, 2023 and December 31,2022, respectively)	10,293	10,241
Additional paid-in-capital	310,049,864	301,451,435
Accumulated deficit	(32,367,602)	(28,972,216)
Accumulated other comprehensive gain	984,864	741,206
Total stockholders’ equity attributable to DocGo Inc. and Subsidiaries	278,677,419	273,230,666
Noncontrolling interests	5,243,605	5,696,725
Total stockholders’ equity	283,921,024	278,927,391
Total liabilities and stockholders’ equity	$407,545,176	$393,277,628

DocGo Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME

	Three Months Ended March 31,
	2023	2022

Revenue, net	$113,002,703	$117,891,552
Expenses:
Cost of revenues (exclusive of depreciation and amortization, which is shown separately below)	81,226,498	77,987,573
Operating expenses:
General and administrative	29,220,317	23,860,616
Depreciation and amortization	3,649,329	2,201,021
Legal and regulatory	3,638,321	1,347,983
Technology and development	1,863,579	1,141,833
Sales, advertising and marketing	307,246	1,257,961
Total expenses	119,905,290	107,796,987
(Loss) Income from operations	(6,902,587)	10,094,565

Other income (expenses):
Interest income (expense), net	809,172	(135,606)
Loss on remeasurement of warrant liabilities	-	(58,749)
Loss on equity method investments	(115,286)	(83,341)
Loss on disposal of fixed assets	(54,839)	-
Other income (expense)	214,880	(4,253)
Total other income (loss)	853,927	(281,949)

Net (loss) income before income tax benefit (expense)	(6,048,660)	9,812,616
Income tax benefit (provision)	2,129,870	(440,179)
Net (loss) income	(3,918,790)	9,372,437
Net (loss) income attributable to noncontrolling interests	(453,120)	(1,257,257)
Net (loss) income attributable to stockholders of DocGo Inc. and Subsidiaries	(3,465,670)	10,629,694
Other comprehensive (loss) income
Foreign currency translation adjustment	243,658	(5,863)
Total comprehensive (loss) income	$(3,222,012)	$10,623,831

Net (loss) income per share attributable to DocGo Inc. and Subsidiaries - Basic	$(0.03)	$0.11
Weighted-average shares outstanding - Basic	102,579,291	100,177,082

Net (loss) income per share attributable to DocGo Inc. and Subsidiaries - Diluted	$(0.03)	$0.09
Weighted-average shares outstanding - Diluted	102,579,291	115,652,049

DocGo Inc. and Subsidiaries

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,918,790)	$9,372,437
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property and equipment	1,482,610	711,878
Amortization of intangible assets	1,365,636	633,363
Amortization of finance lease right-of-use assets	801,083	855,781
Loss on disposal of assets	54,839	-
Deferred tax asset	(1,015,555)	-
Loss on equity method investment	115,286	68,995
Bad debt expense	(1,902,587)	1,154,235
Stock based compensation	8,450,016	1,422,937
Loss on remeasurement of warrant liabilities	-	(58,749)
Gain on liquidation of business	70,284	-
Changes in operating assets and liabilities:
Accounts receivable	(24,668,050)	1,061,709
Prepaid expenses and other current assets	(174,059)	(1,537,550)
Other assets	274,683	2,188,242
Accounts payable	(2,581,796)	(671,744)
Accrued liabilities	(1,471,551)	3,063,148
Net cash (used in) provided by operating activities	(23,117,951)	18,264,682

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(1,976,075)	(602,416)
Acquisition of intangibles	(1,405,444)	(534,624)
Acquisition of businesses	1,574,604	-
Proceeds from disposal of property and equipment	117,420	-
Net cash used in investing activities	(1,689,495)	(1,137,040)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit line	-	1,000,000
Repayments of notes payable	(129,370)	(138,151)
Due to seller	(11,494,549)	(160,250)
Noncontrolling interest contributions	-	2,063,000
Proceeds from exercise of stock options	416,890	374,344
Equity costs	-	(19,570)
Payments on obligations under finance lease	(744,030)	(622,575)
Net cash (used in) provided by financing activities	(11,951,059)	2,496,798

Effect of exchange rate changes on cash and cash equivalents	168,149	(5,863)

Net (decrease) increase in cash and restricted cash	(36,590,356)	19,618,577
Cash and restricted cash at beginning of period	164,109,074	179,105,730
Cash and restricted cash at end of period	$127,518,718	$198,724,307